Exhibit 99.1

LookSmart Reports Fourth Quarter 2003 Results

Company Reports Record Fourth Quarter Revenue;

Restructuring and Growth Initiatives Underway

SAN FRANCISCO, Calif., February 5, 2004—LookSmart (Nasdaq: LOOK; ASX: LOK), a leader in Internet search, today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

LookSmart reported record fourth quarter 2003 revenue of $44.1 million, a 41% increase from $31.3 million in the fourth quarter of 2002 and a 9% increase from the third quarter of 2003.

LookSmart’s GAAP net income for the fourth quarter was $1.6 million, or $0.01 per diluted share. This includes a reduction in net income of $4.2 million related to restructuring charges and an increase in net income of $1.7 million due to stock compensation from variable stock options.

This compares to net income of $34.6 million or $0.33 per share for the fourth quarter of 2002, which included a net gain of $32.6 million for the retirement of debt related to the BT LookSmart joint venture, a $1.4 million charge for the restructuring of the joint venture operations and a $0.4 million charge due to variable accounting for repriced stock options.

LookSmart’s Adjusted Net Loss, which equates to GAAP Net Income/Loss excluding the charge or benefit due to stock compensation from variable stock options, was ($0.1) million, or ($0.00) per diluted share for the quarter, which includes a restructuring charge of $4.2 million. This compares to Adjusted Net Income of $34.9 million, or $0.33 per diluted share, in the year-ago period.

Adjusted Net Income/Loss is not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. The Company has provided a clear reconciliation between GAAP Net Income and Adjusted Net Income and has presented the information previously reported together with the financial statements attached to this earnings release.

During the fourth quarter, LookSmart’s cash position increased approximately $8.7 million, and total cash and short-term investments grew to approximately $70 million as of December 31, 2003.

“We are very pleased with our fourth quarter results, which significantly surpassed expectations outside of restructuring costs,” said Damian Smith, LookSmart’s interim chief executive officer. “While our agreement with MSN ended only a few weeks ago, our restructuring efforts are well underway. We have significantly streamlined our operations while preserving our expertise in search product development, which will be integral to our future growth. As we move ahead, we are strategically focused on growing our LookListings offering, which now incorporates pay-for-placement and is highly competitive within the second tier search distribution network. In addition, we intend to draw upon our history of successfully developing early stage search opportunities to deliver innovative and profitable solutions within underserved but appealing sectors of the search market.”

For the first quarter ending March 31, 2004, revenue is expected to be between $16 million and $18 million, which includes international operations representing 10-15% of revenues, and includes some carry over revenue from former distribution partnerships. The Company expects to incur additional restructuring charges in the first half of 2004 as it further reduces headcount and exits its international operations. Adjusted Net Loss for the first quarter is expected to be in the range of $12 million to $14 million, including anticipated restructuring charges of approximately $5 million to $6 million.

For the full year, LookSmart anticipates strong performance from its ongoing paid listings business and expects revenues to be in the range of $45 million to $50 million. Adjusted Net Loss for 2004 is expected to be $26 million to $30 million including approximately $5 million to $8 million of restructuring charges.

The Company anticipates negative cash flow over the next several quarters reflecting use of cash for working capital, restructuring and investments, but expects to report a cash position of approximately $60 million at March 31, 2004, and an ongoing strong cash position throughout 2004.

About Forward-looking Statements

This business outlook contains forward-looking statements describing management’s current expectations for the future. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed in the cautionary note below. As a result of these uncertainties, the Company’s actual results in the future may differ materially from management’s expectations. The guidance provided in this press release is based on limited information available to the Company at this time, and is subject to change. The Company does not provide all of its guidance on a GAAP basis because information relating to the variable accounting for repriced stock options is not accessible on a forward-looking basis and its probable significance is not determinable. Although management’s expectations may change after February 5, 2004, the Company undertakes no obligation to revise or update these statements.

Use of Non-GAAP Financial Information

Management believes that Adjusted Net Income/Loss is an appropriate measure of evaluating our operating performance because by excluding the impact of variable stock compensation, which we believe is not indicative of our core operating results, the users of the financial statements are provided with a valuable insight into our operating results. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, cash flow from operations, net income, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (9:00 a.m. Australian ET, February 6, 2004) to discuss its financial results.

To listen to the call from the U.S., dial 1-800-218-0204; from Australia, dial 1-800-730-220. A replay of the call will be available through Monday, February 9, 2004. To access the replay from the U.S., dial 1-800-405-2236 and enter passcode 565257#; from outside the U.S., dial 1-303-590-3000 and enter passcode 565257#.

The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is a leader in commercial search services and a developer of innovative web search solutions. The Company provides consumers with highly relevant search results through a distribution network that includes LookSmart.com and other top portals and ISPs, while delivering targeted sales leads to online businesses. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our projected revenues, losses, Adjusted Net Loss, restructuring implementation and costs, projected carry over from our former distribution partnerships, revenues from international operations, wind down of international operations, cash flow, other financial results, growth of our sponsored listings product, development of profitable solutions within underserved sectors of the search market, industry projections or other characterizations of future events or circumstances. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search product development, that we may fail to identify early stage opportunities in underserved sectors of the search market or develop profitable solutions for them, that we may fail to reduce headcount as projected, that we may fail to derive sufficient revenues from new and existing products to meet our financial projections, that our customers or distribution partners may decide to modify or terminate their relationships with us, that we may fail to achieve our customer growth rate and paid click projections because of unexpected changes in customer or user behavior or changes in our distribution network, that we will not restructure our business in a timely or cost-effective manner, that we will not wind down international operations in a timely or cost-effective manner, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman of The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Monhs Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Listings	$40,108	$27,688	$140,886	$81,329
Licensing	4,012	3,564	15,343	14,699

Total revenues	44,120	31,252	156,229	96,028

Cost of revenues	23,596	15,309	83,073	41,732

Gross profit	20,524	15,943	73,156	54,296

Operating expenses:
Sales and marketing	4,295	4,093	17,925	16,439
Product development	7,265	5,851	30,602	23,139
General and administrative	3,247	2,477	13,246	10,261
Restructuring costs	4,234	—	4,234	—

Total operating expenses	19,041	12,421	66,007	49,839

Income from operations	1,483	3,522	7,149	4,457

Non-operating income (expenses)	(163)	30,944	(989)	24,367

Income from continuing operations before income taxes	1,320	34,466	6,160	28,824

Income taxes & minority interest, net	308	103	(576)	80

Income from continuing operations	1,628	34,569	5,584	28,904

Extraordinary gain from dissolution of BTLS Joint Venture	—	—	202	—

Loss from discontinued operations	—	—	—	(972)

Net income	$1,628	$34,569	$5,786	$27,932

Net income per common share:

Basic net income per share
Income from continuing operations	$0.02	$0.35	$0.05	$0.30
Extraordinary gain	$—	$—	$0.00	$—
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$0.02	$0.35	$0.06	$0.29

Fully diluted net income per share
Income from continuing operations	$0.01	$0.33	$0.05	$0.28
Extraordinary gain	$—	$—	$0.00	$—
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$0.01	$0.33	$0.05	$0.27

Weighted average shares outstanding—basic	106,964	98,603	103,697	96,874
Weighted average shares outstanding—fully diluted	109,304	105,512	108,739	103,197

LOOKSMART, LTD.

GAAP NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(In thousands, except per share amounts)

	Three Months Ended		Twelve Monhs Ended
	December 31,		December 31,
	2003	2002	2003	2002
GAAP to Adjusted Net Income (Loss) Reconciliation:
GAAP Net income	$1,628	$34,569	$5,786	$27,932
Stock compensation related to variable options	(1,730)	372	819	538

Adjusted net income (loss)	$(102)	$34,941	$6,605	$28,470

Adjusted net income (loss) per share—basic	$(0.00)	$0.35	$0.06	$0.29
Adjusted net income (loss) per share—diluted	$(0.00)	$0.33	$0.06	$0.28

Weighted average shares outstanding—basic	106,964	98,603	103,697	96,874
Weighted average shares outstanding—diluted	109,304	105,512	108,739	103,197

Stock compensation related to variable options:
Cost of revenue	$7	$(6)	$—	$(5)
Sales and marketing	(455)	116	240	170
Product development	(1,029)	155	523	232
General and administrative	(253)	107	56	141

Total stock compensation related to variable options	$(1,730)	$372	$819	$538

LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Cash	$63,866	$47,696
Short-term investments	6,068	3,568

Total cash and short-term investments	69,934	51,264

Accounts receivable, net	22,265	15,852
Other current assets	2,680	3,914

Total Current Assets	94,879	71,030

Property, plant and equipment, net	8,444	9,404
Goodwill and intangibles, net	16,645	15,034
Other assets	6,124	5,086

Total Assets	$126,092	$100,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$101	$1,188
Accounts payable	3,600	3,333
Deferred Revenue	5,362	7,798
Other current liabilities	26,546	18,429

Total Current Liabilities	35,609	30,748

Long term liabilities	4,186	1,904

Total Liabilities	39,795	32,652

Total Equity	86,297	67,902

Total Liabilities and Stockholders’ Equity	$126,092	$100,554